EXHIBIT 10.03

CONSULTING AND SEPARATION AGREEMENT

This Consulting and Separation Agreement (the “Agreement”) is made by and between Stratton Sclavos (the “Executive”) and VeriSign, Inc. (“VeriSign” or sometimes the “Company”), effective as of the eighth (8th) day following the Executive’s signature without revocation (the “Effective Date”).

WHEREAS, the Executive was the Chairman, President & Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive desire to document the terms of the Executive’s employment resignation and, except as expressly provided herein, to terminate all prior agreements between them;

WHEREAS, the Company wishes to secure the Executive’s services as a consultant for a period of one year following the Executive’s resignation of his employment, and the Executive wishes to provide such services;

WHEREAS, the Company and the Executive acknowledge that the Executive has had, and will continue to have, access to confidential and proprietary information and trade secrets of the Company; that it would be difficult for the Executive to accept employment competitive with the Company without the risk of use or disclosure of confidential and proprietary information and trade secrets of the Company, however inadvertent; and that the restrictions imposed upon the Executive by this Agreement are as narrow in scope as is consistent with the protection of the Company’s legitimate interest in the protection of its confidential and proprietary information and trade secrets;

THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy of which is specifically acknowledged, the Executive and the Company hereby agree as follows:

1. Resignation Date. The Executive resigned his employment (including his positions as President and Chief Executive Officer), his position as Chairman of the Company’s Board of Directors, his Board seat, and all positions he held as an officer or employee of the Company, its subsidiaries, any joint ventures to which the Company is a party, and all other entities where the Executive served as a representative of the Company effective May 27, 2007 (the “Resignation Date”), except for the following positions where the Executive will continue to serve at the discretion and direction of the Company and from which he shall resign at any time upon the request of the Company: member of the board of directors of VeriSign Japan K.K. (“VSJ”) and a member of the board of managers of US Mobile Holdings LLC and Netherlands Mobile Holdings C.V. The Company will replace the Executive on the Board of VSJ as soon as reasonably practicable.

2. Payment of Accrued Wages and Expenses. On May 31, 2007, the Company paid to the Executive $1,147,001.54, which amount included all wages accrued through the Resignation Date, including all accrued and unused Paid Time Off. The Executive will be reimbursed for all business expenses incurred by him on or before the Resignation Date in accordance with the Company’s current Travel and Expense

Reimbursement Policy. Such expenses shall be submitted by July 13, 2007, and shall be paid in accordance with Company’s normal policies for Travel and Expense Reimbursement.

3. Consulting. From May 28, 2007 through May 28, 2008 (the “Consulting Period”), the Executive shall make himself available at mutually agreeable times for up to three (3) business days per month to provide consulting services to the Company. The Executive shall be paid at the rate of $5,000 (five thousand dollars) per month in arrears for such consulting services and shall be entitled to reimbursement of any reasonable out-of-pocket expenses incurred in connection therewith to the extent any such reasonable out-of-pocket expenses are reimbursable under the Company’s Corporate Expense Reimbursement Policy. The Executive agrees that as a consultant he is neither an agent nor an employee of the Company and that he has no authority to bind the Company. The Executive further agrees that, in light of this consulting arrangement, his continued access to confidential and proprietary information and trade secrets of the Company that such consulting arrangement will entail and the payments to be made to the Executive under this Agreement, he will not, during the period ending twelve (12) months from the Resignation Date:

(a) Engage in Competition against the Company or against any of its subsidiaries, affiliates or joint ventures;

(b) Directly or indirectly, for his benefit or for the benefit of any other person or entity, do any of the following:

1. Interfere with any existing or expected relationship between the Company, or any of its subsidiaries, affiliates or joint ventures, on the one hand, and any customer of the Company, or of any of its subsidiaries, affiliates or joint ventures, on the other; provided that, for purposes of this Section 3(b)(1), such expected customer relationship shall be deemed to exist if there is (a) a written or oral bid, offer or proposal by the Company, or by any of its subsidiaries, affiliates or joint ventures, or (b) substantial preparation with a view toward making such a bid, offer or proposal within 12 (twelve) months prior to the Resignation Date, which are in each instance known or reasonably should be known to the Executive; or

2. Solicit, encourage or induce any employee, consultant or contractor of the Company or of any of its subsidiaries, affiliates or joint ventures to terminate his or her relationship with the Company or subsidiary, affiliate or joint venture.

(c) For purposes of this Agreement, “Competition” by the Executive shall mean the Executive, directly or indirectly, provides services, whether acting as a consultant, contractor, director, officer, employee, principal, agent, owner, member or partner, or by permitting his name to be used, in connection with activities relating to the following lines of business of the Company, or of any of its subsidiaries, affiliates or joint ventures: domain name registry services, SSL security services, managed security services, PKI services, network consumer authentication services, communications services currently offered by the Company, content delivery network services, and messaging services or activities directly related thereto (the “Primary Lines of Business”); provided that it shall not be a violation of this

Section 3(c) for the Executive to become the registered or beneficial owner of less than 1% (one percent) of any class of the capital stock of any one or more competing publicly traded corporations, so long as the Executive does not participate in the business of such corporations relating to the Primary Lines of Business until such time as this Section 3(c) has expired.

For the purposes of this Agreement, “Competition” is not intended to include instances where the Executive, directly or indirectly, provides services to any company or entity which competes with any of the Company’s Primary Lines of Business so long as all of the following conditions are met: (i) such company or entity is also engaged in lines of business other than the Primary Lines of Business; (ii) such company’s or entity’s revenues (determined in accordance with GAAP) from such other lines of business equal at least eighty percent (80%) of the total revenues of such company or entity; (iii) the Executive’s employment with or services to such company or entity is strictly limited to lines of business other than the Primary Lines of Business; (iv) the Executive will not be providing any support, advice, instruction, direction or other guidance to such company’s or entity’s lines of business that compete with VeriSign in any of the Primary Lines of Business then conducted or offered by VeriSign; and (v) before the Executive begins working for or otherwise providing any services or guidance to the company or entity, Executive shall submit to the Company a written description of his proposed employment duties and responsibilities and represent to VeriSign in writing that the Executive’s employment with or otherwise providing services to such company or entity will not violate this Agreement. Company and the Executive agree that any decision with respect to the applicability of this provision shall be determined by the Chairman of the Board of VeriSign, subject in all instances to the provisions of Section 16 hereof.

4. Severance Payments. The Company hereby agrees, subject to the Executive’s execution of this Agreement without revocation, and his continuing compliance with its terms, to provide the Executive severance in the aggregate amount of $5,085,761.54 (five million eighty-five thousand seven hundred sixty-one dollars and fifty-four cents) (the “Severance Payments”), payable as follows:

(a) $1,147,001.54 (one million one hundred forty-seven thousand one dollars and fifty-four cents), which was paid to the Executive on May 31, 2007.

(b) Within 21 (twenty-one) days of the Effective Date, $1,969,380 (one million nine hundred sixty-nine thousand three hundred eighty dollars).

(c) On June 15, 2008, $1,969,380 (one million nine hundred sixty-nine thousand three hundred eighty dollars).

(d) If it is determined through binding arbitration pursuant to Section 16 of this Agreement that the Executive has breached any term of this Agreement in any significant respect, then the Company (i) may require the Executive’s repayment to the Company of any Severance Payments provided for in Sections 4(a) and 4(b) and payment to the Company of all gains received by the Executive from the exercise of stock options and restricted stock units the vesting of which was accelerated pursuant to Section 7 of this Agreement; (ii) may refuse to make either or both Severance Payments provided for by Sections 4(b) and 4(c), and to permit the Executive to exercise unexercised stock options and restricted stock units the vesting of which was accelerated pursuant to Section 7 of this Agreement; and (iii) may decline to make all other payments or benefits due to the Executive pursuant to the terms of this Agreement.

(e) The Executive agrees that the Severance Payments are not required by contract, or under the Company’s normal policies and procedures, and are provided as a severance solely in connection with this Agreement, and that the Executive is not entitled to any payments from the Company or the other persons and entities released herein other than as set forth in this Agreement.

(f) Upon a Change of Control of the Company, all Severance Payments shall accelerate and become immediately due and payable. “Change of Control” for purposes of this Agreement shall mean: (i) a sale of all or substantially all the assets of the Company, or (ii) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed. Notwithstanding the foregoing, a Change of Control shall not include any transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board of Directors acting in good faith and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise).

5. Payment for Erroneously Deleted Stock Options. Within 21 (twenty-one) days after the Effective Date, the Company shall pay to the Executive $5,459,430 (five million four hundred fifty-nine thousand four hundred thirty dollars) in connection with options to purchase 300,000 shares of the Company’s Common stock (after adjustment for stock splits) which were granted to the Executive in 1998, but were erroneously deleted from the Company’s records.

6. COBRA. The Executive may, if eligible, elect to receive continued healthcare, dental and vision coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If the Executive elects COBRA coverage, the Company shall make the Executive’s COBRA premium payments through the earliest of (i) November 30, 2009, (ii) such time as the Executive is eligible for healthcare, dental and vision coverage provided by another employer or (iii) such time as the Executive is no longer eligible for COBRA.

7. Stock Options and Restricted Stock Units. The Executive and the Company acknowledge and agree that the Executive currently holds outstanding options (the “Options”) to purchase shares of Common Stock of the Company and outstanding restricted stock units (the “RSUs”) each in the amounts, received on the grant dates and with the exercise prices or in the unreleased amounts as reflected in Exhibit A hereto. The Executive acknowledges and agrees that, except as reflected in Exhibit A hereto, the Executive has no rights to Company stock options or restricted stock units or other rights to purchase Company stock. Except as expressly modified herein, all Options and RSUs may be exercised only in accordance with the terms of the applicable VeriSign Stock Options Plans, Notices of Grant and Option or RSU Agreements.

(a) On the Effective Date, all outstanding Options and RSUs that are scheduled to vest within 24 (twenty-four) months after the Resignation Date shall fully vest, and may be exercised only in accordance with the terms of the applicable Stock Options Plans, Notices of Grant and Option or RSU Agreements; provided, however, that the Executive shall receive the benefit of the extension of exercisability of Options and RSUs previously granted by the Company to former employees as attached hereto as Exhibit B, pending restatement of the Company’s financial results and, with respect to the Option grant to the Executive made on August 1, 2001 and any option grants made to the Executive under the VeriSign, Inc. 2006 Equity Plan only, subject to the effectiveness of the Company’s Registration Statements on Form S-8, which Form S-8 shall be filed prior to December 31, 2007, provided further, however, that in all events Executive shall have not less than forty-five (45) days within which to exercise any such Options or RSUs.

(b) Options for 600,000 (six hundred thousand) shares granted to the Executive on February 21, 2002, at an exercise price of $22.71 (twenty-two dollars and seventy-one cents) per share have been or shall be adjusted to an exercise price of $26.31 (twenty-six dollars and thirty-one cents) per share, as reflected in Exhibit A hereto.

(c) Options for 600,000 (six hundred thousand) shares granted to the Executive on May 24, 2002, which are fully vested, shall remain at an exercise price of $10.08 (ten dollars and eight cents) per share; provided, however, that if the Board of Directors of the Company, or the ad hoc group of Directors that performed the options review, determines in good faith within 90 days from the Resignation Date, based on information not available to it on the Resignation Date, that the exercise price of such Options should be increased based on conduct of the Executive relating to option granting practices, then the exercise price of any unexercised Options shall be increased to the price so determined and, with respect to any exercised Options, the Executive shall promptly repay to the Company in cash the difference between such increased price and the exercise price paid by him, subject to the Executive’s right to challenge any such determination in an appropriate administrative, judicial or arbitration proceeding. As of the date of execution of this Agreement, the Company represents to Executive that no determination has been made to increase the exercise price of such Options based on information relating to the conduct of Executive relating to option granting practices which was not available to the Company on the Resignation Date.

(d) In addition to the foregoing, the Executive agrees that, in the event that the Company records compensation expense in its restatement of financial results that relates to any Option to purchase shares of Company Common Stock previously granted to him, then (i) to the extent not exercised, such Options shall be amended so that their exercise price is increased to equal the fair market value of the Company’s Common Stock as of the measurement date (or initial measure date, in the case of re-priced Options) determined in such restatement and (ii) to the extent exercised, the Executive shall pay to the Company promptly in cash an amount per share exercised equal to the amount, if any, by which the fair market value of the Company’s Common Stock on the measurement date exceeds the per share exercise price for each Option granted with an exercise price below fair market value.

(e) The Executive acknowledges and agrees that his Options Election Form dated December 22, 2006 (the “Options Election Form”) governing the Executive’s Options and RSUs shall remain in full force and effect in accordance with its terms.

8. General Release.

(a) As a material inducement for the Company to enter into this Agreement, and in exchange for the Company’s promises under this Agreement, the Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which the Executive may have against the Company and/or any of the Company’s subsidiaries and/or related or affiliated entities or successors, or any of their current or former officers, directors, managers, executives, agents, insurance carriers, auditors, accountants, attorneys or representatives, and joint venture partners solely in connection with matters relating to the Company on or prior to the Effective Date, including without limitation any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind related thereto. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, slander or any other claims relating to the Executive’s relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (a) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex and national origin discrimination); (b) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”) (age discrimination); (c) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (d) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (e) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (f) COBRA; (g) Executive Order 11141 (age discrimination); (h) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (i) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (j) Title I of the Americans with Disabilities Act (disability discrimination); and (k) any applicable state law counterpart of any of the foregoing, including the California Fair Employment and Housing Act, the California Family Rights Act and claims for wages under the California Labor Code. The matters that are the subject of the releases referred to in this Section 8(a) shall be referred to collectively as the “Released Matters.”

(b) Notwithstanding the generality of the foregoing paragraph, the Executive does not release (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law; (ii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA; (iii) claims to any benefit entitlements vested as the date hereof pursuant to written terms of any employee benefit plan of the Company or its subsidiaries; (iv) the Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that the Executive does release the Executive’s right to secure any damages for alleged discriminatory treatment; and (v) any obligation of the Company under California Labor Code Section 2802, that certain Indemnification Agreement dated as of March 27, 1996 by and between the Executive and the Company (the “Indemnification Agreement”), that certain agreement regarding the advancement of fees dated November 9, 2006 by and between the Executive and the Company (the “Undertaking Agreement”) or the indemnification provisions of the Company’s Certificate of Incorporation or Bylaws. The release set forth above shall not limit the Executive’s ability to defend himself in any actions or proceedings brought by or on behalf of the Company or its affiliated persons or entities arising out of or related to the Company’s stock option granting practices.

(c) THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, THE EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

9. OWBPA Notice. In accordance with the Older Workers Benefit Protection Act of 1990, the Executive agrees and expressly acknowledges that the Executive is aware that this Agreement includes a waiver and release of all claims which the Executive has or may have had under the ADEA. The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this Agreement:

(a) This Section and this Agreement are written in a manner calculated to be understood by the Executive.

(b) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which the Executive signs this Agreement.

(c) This Agreement provides for consideration in addition to anything of value to which the Executive is already entitled.

(d) The Executive has been advised to consult an attorney before signing this Agreement.

(e) The Executive has been granted twenty-one (21) days after the Executive was presented with this Agreement to decide whether or not to sign this Agreement. If the Executive executes this Agreement prior to the expiration of such period, the Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period. The Executive and the Company agree that any changes to this Agreement, whether material or immaterial, will not re-start the running of the twenty-one (21) day acceptance period.

(f) The Executive has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and the Executive will not receive any of its benefits.

If the Executive wishes to revoke this Agreement, the Executive must deliver written notice stating his intent to revoke in accordance with Section 18 of this Agreement, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Executive signs this Agreement.

10. Full Payment; Survival. The Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to the Executive as a result of his employment with the Company and any subsidiary or affiliate thereof, and the termination thereof, and upon satisfaction of the Company’s obligations hereunder, the Company shall have no further obligations under any and all other severance, change of control, or other agreements that the Executive currently has, or has ever had, with the Company and any of its subsidiaries or affiliates, whether written, oral, or implied in fact, governing the Executive’s employment or the terms of separation of his employment, including, without limitation, the Term Sheet presented to the Executive in connection with this Agreement. Nothing in this Section 10 shall diminish the obligations of the Executive under the Assignment of Invention, Nondisclosure and Nonsolicitation Agreement executed by him on or about May 27, 2007 (the “Confidentiality Agreement”) and the Company shall retain all rights and remedies available to it under the Confidentiality Agreement; provided, however, that the Company hereby agrees that it will not seek to repudiate or rescind this Agreement based on an alleged violation of the Confidentiality Agreement by the Executive.

11. Return of Company Property.

(a) Return of Company Documents and Information. The Executive represents and warrants that, on or before the first business day following the Resignation Date, the Executive delivered to the Company all originals and copies of correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products, processes or business of any kind and the originals and copies of all documents containing Proprietary Information, as defined in the Confidentiality Agreement, which are in the possession or control of the Executive or his agents or representatives.

(b) Return of Company Property. The Executive further represents and warrants that, on or before the first business day following the Resignation Date, the Executive returned to the Company all equipment of the Company in his possession or control, other than the Executive’s right to use his current email address, laptop computer and the services of his executive assistant, all of which the Company has agreed to provide to the Executive during the 90-day period beginning on the Resignation Date; provided, however, that the Executive shall return the laptop computer to the Company promptly following the execution hereof so that the Company may have access to such computer for one business day.

12. Other Agreements. The parties further agree that:

(a) No Public Statements/Non-Disparagement. The Executive agrees that he shall make no public statements about the Company, its affiliates, its subsidiaries, any joint ventures to which the Company is a party and their respective affiliates, directors, officers, agents, partners, shareholders or employees, without the advance approval of the Company’s Chief Executive Officer. The Executive further agrees that he shall not disparage or defame, whether publicly or privately, the Company, its affiliates, its subsidiaries, any joint ventures to which the Company is a party or their respective affiliates, directors, officers, agents, partners, shareholders, employees, owners, products and services. The Company agrees that, subject to applicable law, it shall consult the Executive and his counsel prior to making any public statements about the Executive’s resignation. The Company further agrees that no member of the Board of Directors and no Executive Vice President of the Company shall, disparage or defame the Executive, either publicly or privately. Nothing in this Section 12(a) shall have application to any evidence or testimony requested by any court, arbitrator or government agency or the Company’s compliance with any applicable disclosure requirements.

(b) Cooperation. The Executive agrees to reasonably cooperate with the Company in connection with the investigations of the Securities and Exchange Commission, the U.S. Attorney and the Internal Revenue Service relating to the Company’s historical option granting practices and with any review by the Company, its Board of Directors or any ad hoc group thereof. The Company agrees to grant to the Executive reasonable access to books, records and documents that were within his custody while the Executive was employed by the Company, including without limitation those documents collected by Paul, Hastings, Janofsky & Walker, LLP from the Executive, to permit the Executive to defend himself in any such investigation or review. The parties acknowledge that access to such documents does not constitute a waiver of the attorney-client or attorney-work product privileges. The Executive agrees to take all reasonable steps to protect the privileged nature of any such documents. The Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any party affiliated with the Company, unless under a government agency request, subpoena or other court order to do so. The Executive further agrees both to immediately notify the Company upon receipt of any court order, subpoena, document or any legal discovery device that requests the Executive’s involvement in any way in any legal matter concerning the Company, or that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company. The Executive agrees to make himself reasonably available upon reasonable notice from the Company or its attorneys to provide testimony through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the defense or prosecution of any lawsuit to which the Company is a party currently pending or filed after the Resignation Date. If the Company so requests the Executive’s cooperation in connection with any legal matter then the Company agrees to pay for any reasonable expenses, such as commercial airfare or lodging, that the Executive incurs in connection with assisting the Company, provided that the Executive notifies the Company in advance of what his reasonable expenses are expected to be and receives prior written approval from the Company for such expenses.

(c) The Executive Representations. The Executive represents and warrants that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court, and that if, unbeknownst to the Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has been paid all compensation, wages, bonuses, commissions, accrued and unused Paid Time Off and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions, Paid Time Off and/or benefits are due to him, except as provided in the second sentence of Section 2, Sections 3, 4(b), 4(c), 5, 6 and 7(a) this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this Agreement by the Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and the Executive, this Agreement will be a valid and binding obligation of the Executive, enforceable in accordance with its terms.

(d) Repayment of Certain Expense Reimbursements. Executive shall submit to the Company any outstanding expense reimbursement requests not previously submitted by July 13, 2007. In addition, the Executive shall repay the Company promptly upon request for any expense reimbursements that were made to him by the Company to the extent that the Audit Committee of the Board of Directors, in good faith, determines that such expense reimbursements either exceeded the maximum amounts, if any, permitted under the Company’s applicable expense reimbursement policy in effect at the time the corresponding expenses were incurred or were not reimbursable expenses under the Company’s then existing applicable expense reimbursement policy (collectively the “Unapproved Expenses”).

Any such determination shall be made by December 31, 2007 and if such determination is made before all of the payments payable to the Executive under this Agreement are paid to him, then the Company may deduct such Unapproved Expenses from the payments that would otherwise be due to him under this Agreement, provided however, that Executive shall in all instances have the right to appeal any such determination to the Chairman of the Board of VeriSign and to thereafter challenge such determination pursuant to the provisions of Section 16 of this Agreement.

13. No Assignment. The Executive warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which the Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company because of any such purported assignment, subrogation or transfer, the Executive agrees to indemnify and hold harmless the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

14. Company Representations. The Company warrants and represents that the execution, delivery and performance of this Agreement by the Company has been duly authorized and that this Agreement constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

15. Section 409A. Notwithstanding anything in this Agreement to the contrary, if payment of any amount or other benefit that is “deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), at the time otherwise specified in this Agreement would subject such compensation to additional tax pursuant to Section 409A(a)(1) of the Code, the payment thereof shall be paid on the earliest date on which such amounts could be paid without incurring such additional tax (“Earliest Commencement Date”). In the event a deferral of payment should be required, any payments that would have been made prior to such Earliest Commencement Date but for Section 409A of the Code shall be accumulated and paid in a single lump sum on such Earliest Commencement Date. If any benefits permitted or required under this Agreement are otherwise reasonably determined by the Company or the Executive to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1) of the Code, the Company and the Executive agree to negotiate in good faith appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to the Executive or the economic value or financial effect of this Agreement on the Company.

16. In the Event of a Claimed Breach. All controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, shall be resolved by final and binding arbitration before a single neutral arbitrator in San Francisco or San Jose, California, in accordance with the Employment Dispute Resolution Rules of the Judicial Arbitration and Mediation Service (“JAMS”). The arbitration shall be commenced by filing a demand for arbitration with JAMS within 14 (fourteen) days after the filing party has given notice of such breach to the other party.

Notwithstanding the foregoing, it is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations imposed on them under Sections 3 and 11 of this Agreement, and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of Sections 3, 11 or 12(b) of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

17. Choice of Law. This Agreement shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.

18. Notices. All notices, demands or other communications regarding this Agreement shall be in writing and shall be sufficiently given if either personally delivered or sent by facsimile or overnight courier, addressed as follows:

(a) If to the Company:

William A. Roper, Jr.

Chief Executive Officer

VeriSign, Inc.

487 East Middlefield Road

Mountain View, California 94043

Facsimile No. (650) 426-5113

Phone No. (650) 426-7070

Copies to:

Richard H. Goshorn

Senior Vice President, General Counsel and Secretary

VeriSign, Inc.

21351 Ridgetop Circle

Dulles, Virginia 20166

Facsimile No. (703) 450-7326

Phone No. (703) 948-4551

(b) If to the Executive:

Stratton Sclavos

19222 Monte Vista Drive

Saratoga, California 95070

Facsimile No. (408) 399-5670

Phone No. (408) 399-5660

Copy to:

Michael P. Groom

Groom & Cave LLP

1570 The Alameda, Suite 100

San Jose, California 95126

Facsimile No. (408) 286-3423

Phone No. (408) 286-3300

19. Miscellaneous. This Agreement is the entire agreement between the parties and, with the exception of the Indemnification Agreement, the Confidentiality Agreement, the Undertaking Agreement, and the Stock Option Plans, Stock Option Agreements, Notices of Grant and Options Election Form governing the Executive’s Options and RSUs, supersedes and replaces all prior and contemporaneous agreements or understandings, whether written or oral, between the Executive and the Company. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. The Executive acknowledges that, except as expressly noted herein, there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement, including, but not limited to, any such costs and expenses incurred by such party in connection with the negotiation, preparation, performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel or other representatives). The Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law. To the extent any taxes may be payable by the Executive for the benefits provided to him by this Agreement beyond those withheld by the Company, the Executive agrees to pay them himself and to indemnify and hold the Company and the other persons and entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments.

IN WITNESS WHEREOF, the undersigned have caused this Consulting and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: July 1, 2007	By:	/S/ STRATTON SCLAVOS
Stratton Sclavos

VERISIGN, INC.

DATED: July 9, 2007	By:	/S/ WILLIAM A. ROPER, JR.
William A. Roper, Jr. Chief Executive Officer

Exhibit A

OPTIONS OUTSTANDING

Grant Date	Number	Exercise Price
12/29/00	100,000	$127.31	[1]
5/2/01	100,000	$59.40
8/1/01	1,225,000	$55.94
2/21/02	600,000	$26.31	[2]
5/24/02	600,000	$10.08
10/29/03	690,717	$15.87
12/17/04	250,000	$33.38
12/17/04	400,000	$35.049
11/1/05	385,300	$23.46
8/1/06	583,000	$17.94
Totals	4,934,017
[1] The original exercise price was $74.188.
[2] The original exercise price was $22.71.

RSUs OUTSTANDING

Grant Date	Number	Unissued
12/17/04	125,000	82,499	[1]
11/1/05	86,000	77,400	[2]
8/1/06	64,800	64,800	[3]
Totals	275,800	224,699
[1] 42,501 RSUs vested to become a direct shareholding. [2] 8,600 RSUs vested to become a direct shareholding. [3] None of these have vested.

Exhibit B

EXTENSION OF EXERCISABILITY

Extended exercisability terms applicable to all former employees:

1) If the period to exercise the participant’s stock options upon termination of employment has expired prior to the expiration of the suspension by the Company of stock option exercises by its employees, officers and directors under the Company’s stock option plans, which suspension began at 2:30 p.m. Pacific Time on August 9, 2006 (the “Restriction”), then such participant’s period to exercise his/her stock options upon termination of employment as set forth in the Company’s stock option plans, including the 2006 Equity Incentive Plan, 1998 Directors Stock Option Plan, 1998 Equity Incentive Plan and 2001 Stock Incentive Plan, as amended, and any assumed options under any other stock option or equity plans of acquired companies (collectively, the “Plans”), is extended by an additional thirty (30) days after the date the Restriction expires.

2) If the period remaining to exercise the participant’s stock options upon termination of employment is less than thirty (30) days after the Restriction expires, then such participant’s period to exercise his/her stock options upon termination of employment as set forth in the Plans is extended by an additional thirty (30) days minus the days remaining to exercise his/her stock options after the date the Restriction expires.

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